UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:

◻	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
⌧	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

Hut 8 Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧	No fee required.
◻	Fee paid previously with preliminary materials.
◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

April 26, 2024

Dear Stockholder,

We cordially invite you to attend our 2024 Annual Meeting of Stockholders, to be held on Friday, June 21, 2024, at 10:00 a.m. (Eastern Time) at www.virtualshareholdermeeting.com/HUT2024.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting.

Your vote is important. We encourage you to submit your votes in advance of the meeting, whether or not you plan to attend the meeting.

If you have any questions about the Annual Meeting or require more information with respect to the procedures for voting, please contact our strategic shareholder advisor and proxy solicitation agent, Morrow Sodali at 1-888-777-2059 toll free in North America or 1-289-695-3075 collect outside North America or by email at assistance@morrowsodali.com.

Sincerely,

/s/ Asher Genoot
Asher Genoot
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Meeting Date:	Friday, June 21, 2024
Time:	10:00 a.m. (Eastern Time)
Place:	www.virtualshareholdermeeting.com/HUT2024

We are holding our 2024 Annual Meeting of Stockholders for the following purposes, which are described in more detail in the proxy statement:

1.	to elect eight directors to our board of directors; and
2.	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on April 24, 2024, will be entitled to attend and vote at the Annual Meeting.

We will furnish our proxy materials over the Internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are sending to certain of our stockholders a Notice of Internet Availability of Proxy Materials rather than a full paper set of the proxy materials. Such notice contains instructions on how to access our proxy materials on the Internet, as well as instructions on how stockholders may obtain a paper copy of the proxy materials. This process will reduce the costs and environmental impact associated with printing and distributing our proxy materials. We expect to mail this notice and our proxy materials on or about April 26, 2024.

Your vote is important. We encourage you to vote by proxy in advance of the Annual Meeting, whether or not you plan to attend the meeting. The Notice of Internet Availability of Proxy Materials includes instructions on how to vote, including by Internet and telephone. If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

If you have any questions about the Annual Meeting or require more information with respect to the procedures for voting, please contact our strategic shareholder advisor and proxy solicitation agent, Morrow Sodali at 1-888-777-2059 toll free in North America or 1-289-695-3075 collect outside North America or by email at assistance@morrowsodali.com.

By Order of the Board of Directors,

/s/ William Tai
William Tai
Chair of the Board

April 26, 2024

Miami, Florida

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 21, 2024.

The Company’s Proxy Statement and Annual Report
are also available at www.proxyvote.com.

Although we refer to our website in this proxy statement, the contents of our website are not included or incorporated by reference into this proxy statement. All references to our website in this proxy statement are intended to be inactive textual references only.

PROXY STATEMENT

2024 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 21, 2024

GENERAL INFORMATION

Hut 8 Corp. is providing this proxy statement to you in connection with the solicitation of proxies by the board of directors for our 2024 Annual Meeting of Stockholders to be held on Friday, June 21, 2024, at 10:00 a.m. (Eastern Time) at www.virtualshareholdermeeting.com/HUT2024, and any adjournment or postponement of that meeting (the “Annual Meeting”). As a stockholder, you are invited to attend the Annual Meeting and are entitled and encouraged to vote on the proposals described in this proxy statement. On or about April 26, 2024, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2023 Transition Report on Form 10-K (the “Annual Report”).

We are an energy infrastructure operator and Bitcoin miner with self-mining, hosting, managed services and traditional data center operations spanning eighteen sites across North America. Headquartered in Miami, Florida, we operate nine Bitcoin mining, hosting and managed services sites in Alberta, New York, Nebraska and Texas, five high performance computing data centers in British Columbia and Ontario, and four power generation assets in Ontario.

On February 6, 2023, U.S. Data Mining Group, Inc., a Nevada corporation doing business as “US BITCOIN” (“USBTC”), Hut 8 Mining Corp., a corporation existing under the laws of British Columbia (“Legacy Hut”), and Hut 8 Corp., a newly-formed Delaware corporation, entered into a business combination agreement (the “Business Combination Agreement”) pursuant to which, among other things, Legacy Hut and its direct wholly-owned subsidiary, Hut 8 Holdings Inc., a corporation existing under the laws of British Columbia, amalgamated to continue as one British Columbia corporation (“Hut Amalco”) and both Hut Amalco and USBTC became wholly-owned subsidiaries of Hut 8 Corp. (the “Business Combination”). On November 30, 2023, the Business Combination was completed and Hut 8 Corp. began trading on the Nasdaq Stock Exchange LLC (“Nasdaq”) on December 4, 2023.

As used in our proxy materials, unless otherwise noted or the context otherwise requires:

●	references to the “Company,” “Hut 8,” “we,” “us,” “our” and similar terms refer to Hut 8 Corp. and its consolidated subsidiaries including those existing prior to the consummation of the Business Combination;
●	references to “USBTC” are to U.S. Data Mining Group, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination; and
●	references to “Legacy Hut” are to Hut 8 Mining Corp. and its consolidated subsidiaries prior to the consummation of the Business Combination.

Our common stock trades on Nasdaq and the Toronto Stock Exchange (“TSX”) under the symbol “HUT.”

Below are answers to common questions stockholders may have about the Annual Meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our stockholders online at www.proxyvote.com, rather than mailing printed copies of our proxy materials. We believe that this process expedites stockholders’ receipt of these materials, lowers the costs of our Annual Meeting and helps to conserve natural resources. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive printed copies of the proxy materials unless you request them. Instead, the notice will contain instructions on how to access and review the proxy materials online, including this proxy statement and our Annual Report, as well as the proxy card to vote online. If you would like printed copies of the proxy materials, please follow the instructions on the notice.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record of our common stock as of the close of business on April 24, 2024 (the “Record Date”) are entitled to receive notice and to vote their shares at the Annual Meeting. As of the close of business on the Record Date, there were 89,482,823 shares of common stock outstanding. Holders of our common stock are entitled to one vote for each share.

You may vote all of the shares owned by you as of the close of business on the Record Date. These shares include shares that are (i) held of record directly in your name (in which case, you are a “record holder” with respect to such shares) and (ii) held for you as the beneficial owner through a broker, bank or other nominee. There are distinctions between being a record holder and a beneficial owner, as described below.

What is the difference between a stockholder of record and a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record. As stockholder of record, you may vote online at the Annual Meeting, by telephone, over the Internet or by filling out and returning the proxy card.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are a beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by your broker or other nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker or other nominee on how to vote the shares you hold in your account and you may vote your shares online at the Annual Meeting only by following the instructions from your broker or other nominee.

What items will be voted on at the Annual Meeting?

There is one proposal to be voted on at the Annual Meeting:

1.	the election of eight directors to our board of directors.

Our amended and restated bylaws (the “bylaws”) require that we receive advance notice of any proposals to be brought before the Annual Meeting by our stockholders. We have not received any such proposals. We do not anticipate any other matters will come before the Annual Meeting. If any other matter properly comes before the Annual Meeting, the proxy holders appointed by our board of directors will have discretion to vote on those matters.

The board of directors recommends that you vote "FOR" each of the nominees in Proposal 1.

What do I need to do if I want to attend the meeting?

You may attend the Annual Meeting, as well as vote during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/HUT2024. You will need your 16-digit control number, which appears in the notice, the proxy card or voting instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number and gain access to the meeting.

What constitutes a quorum at the Annual Meeting?

The presence, in person or represented by proxy, of holders of at least 33.3% of the voting power of the outstanding shares of stock of the Company entitled to vote at the meeting constitutes a quorum. A quorum is required in order to hold and conduct business at the Annual Meeting.

If you submit your proxy, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. If your shares are held in “street name,” unless you provide voting instructions to your broker, bank, trust or other nominee, your shares will not be voted on the election of directors. Your broker, bank, trust or other nominee is entitled to submit a proxy covering your shares as to certain “routine” matters, even if you have not instructed your broker, bank, trust or other nominee on how to vote on those matters; however, the election of directors is considered to be a non-routine matter.

How do I vote?

If you hold your shares through a brokerage firm, bank, broker-dealer or other similar organization, please follow their instructions.

If you are a stockholder of record, you can vote through the following methods:

●	Via the Internet. You may vote via the Internet by visiting http://www.proxyvote.com and entering the 16-digit control number for your shares located on the Notice of Internet Availability of Proxy Materials or proxy card.
●	By telephone. You may vote by telephone by calling the telephone number and following the instructions provided on your proxy card.
●	By mail. If you requested that proxy materials be mailed to you, you will receive a proxy card with your proxy materials. You may vote by filling out and signing the proxy card and returning it in the envelope provided. The proxy card must be received by the close of business on the day before the Annual Meeting.
●	During the meeting. You can vote at the Annual Meeting online at www.virtualshareholdermeeting.com/HUT2024 by using the 16-digit control number included on your notice, on your proxy card, or in the voting instructions that accompanied your proxy materials.

What vote is required for each proposal?

The election of directors and any other proposal that may come before the Annual Meeting will be determined by the vote of the holders of a majority of the votes cast.

How are abstentions and broker non-votes counted?

Abstentions are counted for the purpose of establishing the presence of a quorum but are not counted as votes cast. If you hold your shares in street name and you do not vote, your shares will not be represented at the Annual Meeting. Proposal 1 is not considered a “routine” proposal, therefore, brokers or other organizations holding your shares cannot vote on your behalf.

What if I do not specify how I want my shares voted?

If you are the record holder of your shares and submit your proxy without specifying how your shares are to be voted, your shares will be voted FOR the election of each of the eight nominees for directors.

In addition, the proxy holders named in the proxy are authorized to vote in their discretion on any other matters that may properly come before the Annual Meeting and at any postponement or adjournment thereof. The board of directors is not aware of any other items of business that will be presented for consideration at the Annual Meeting other than those described in this proxy statement.

Can I change my vote after submitting a proxy?

Stockholders of record may revoke their proxy before the Annual Meeting by (i) delivering a written notice of revocation to the attention of the Secretary, Hut 8 Corp., at our principal executive offices at 1101 Brickell Avenue, Suite 1500, Miami, FL 33131, (ii) signing and delivering a proxy bearing a later date, (iii) voting again via the Internet or by telephone or (iv) attending and voting in person at the virtual Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Street name stockholders who wish to change their votes should contact the organization that holds their shares.

Who is paying for this proxy solicitation?

We are paying the costs of the solicitation of proxies. Members of our board of directors and officers and employees may solicit proxies by mail, telephone, fax, email or in person. We will not pay directors, officers or employees any extra amounts for soliciting proxies. We may, upon request, reimburse brokerage firms, banks or similar entities representing street name holders for their expenses in forwarding proxy materials to their customers who are street name holders and obtaining their voting instructions.

We have retained Morrow Sodali as our strategic shareholder advisor and proxy solicitation agent and will pay fees of C$25,000 plus a per call fee to Morrow Sodali for proxy solicitation services in addition to certain out-of-pocket expenses.

Where can I find voting results?

We will file a Current Report on Form 8-K with the SEC announcing the final voting results of the Annual Meeting within four business days of the Annual Meeting.

I share an address with another stockholder. Why did we receive only one set of proxy materials?

Some banks, brokers and nominees may be participating in the practice of “householding” proxy materials. This means that only one copy of our proxy materials may be sent to multiple stockholders in your household. If you hold your shares in street name and want to receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the bank, broker or other nominee who holds your shares.

Upon written or oral request, we will promptly deliver a separate copy of the proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the proxy materials, you can contact our Investor Relations department at ir@hut8.com or at our principal executive offices at 1101 Brickell Avenue, Suite 1500, Miami, FL 33131.

Is a list of stockholders available?

The names of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders at least 10 days prior to our Annual Meeting at our principal executive offices at 1101 Brickell Avenue, Suite 1500, Miami, FL 33131 during normal business hours. If you would like to view the stockholder list, please contact our Investor Relations department at ir@hut8.com to schedule an appointment.

Who should I contact if I have additional questions?

You can contact our Investor Relations department at ir@hut8.com or at our principal executive offices at 1101 Brickell Avenue, Suite 1500, Miami, FL 33131. Stockholders who hold their shares in street name should contact the organization that holds their shares for additional information on how to vote.

If you have any questions about the Annual Meeting or require more information with respect to the procedures for voting, please contact our strategic shareholder advisor and proxy solicitation agent, Morrow Sodali at 1-888-777-2059 toll free in North America or 1-289-695-3075 collect outside North America or by email at assistance@morrowsodali.com.

PROPOSAL 1: ELECTION OF DIRECTORS

Our board of directors is currently comprised of nine directors. Alexia Hefti is retiring from our board of directors and not standing for re-election at our Annual Meeting. We thank Ms. Hefti for her dedicated service on the board of directors. Our board of directors decreased the size of our board of directors to eight members effective as of the Annual Meeting.

At the Annual Meeting, stockholders will vote to elect as directors of the Company the eight nominees named in this proxy statement. Each of the directors elected at the Annual Meeting will hold office until the 2025 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or until their earlier death, resignation or removal.

The board of directors has nominated Joseph Flinn, Asher Genoot, Michael Ho, E. Stanley O’Neal, Carl J. Rickertsen, Mayo Shattuck III, William Tai and Amy Wilkinson for election at the Annual Meeting.

In the event that any nominee for director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current board of directors to fill the vacancy. All of the nominees are currently serving as directors and we do not expect that any of the nominees will be unavailable or will decline to serve.

In determining that each director should be nominated for re-election, our board considered his or her service, business experience, prior directorships, qualifications, attributes and skills described in the biography set forth below under “Corporate Governance—Executive Officers and Directors.”

The board of directors recommends that you vote “FOR” the election of each of the director nominees in this Proposal 1.

CORPORATE GOVERNANCE

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors, including their ages as of the date hereof.

Name	Age	Position
Executive Officers
Asher Genoot	29	Chief Executive Officer and Director
Michael Ho	30	Chief Strategy Officer and Director
Shenif Visram	51	Chief Financial Officer
Non-Executive Officer Directors
William Tai	61	Chair
E. Stanley O’Neal	72	Independent Director
Mayo Shattuck III	69	Independent Director
Amy Wilkinson	51	Independent Director
Carl J. Rickertsen	64	Independent Director
Alexia Hefti(1)	35	Independent Director
Joseph Flinn	59	Independent Director

(1)	Ms. Hefti is retiring from our board of directors and not standing for re-election at our Annual Meeting.

Executive Officers

Asher Genoot

Mr. Genoot has served as our Chief Executive Officer since February 2024, previously serving as our President since the consummation of the Business Combination. He has also been a director of Hut 8 since the consummation of the Business Combination. Mr. Genoot served as President and a director of USBTC from its inception in December 2020 until the consummation of the Business Combination. He has been a serial entrepreneur who started his first business, the Ivy Crest Institute of International Education, at the age of 19 in Shanghai, China and sold it shortly after. Following that experience, Mr. Genoot served as the founder and Chief Executive Officer at Curio, a Shanghai-based education company that expanded across the country from April 2016 to May 2019. He currently serves as a board member at Curio and has served on the board of Ionic Digital since January 2024. He also has experience as the Managing Director at Flagship Endeavors, a brand incubator, a position he held from January 2019 to December 2020. Mr. Genoot graduated from the University of Southern California with a Bachelor’s in Business Administration.

We believe that Mr. Genoot is qualified to serve on our board of directors due to the perspective and experience he brings as our Chief Executive Officer and as the Co-founder and former President of USBTC.

Michael Ho

Mr. Ho has served as our Chief Strategy Officer and a director since the consummation of the Business Combination. Mr. Ho served as Chief Executive Officer of USBTC and as Chairman of its board of directors from its inception in December 2020 until the consummation of the Business Combination. Mr. Ho has experience as a serial entrepreneur, having founded numerous businesses in the digital and traditional trade sectors. He served as the CEO of Vancouver Motorcars Ltd. (formerly Advant Automotive Inc.) from January 2012 to April 2015. Mr. Ho then served as the CEO of MKH International Ltd., from July 2015 to December 2018. During this six year period, Mr. Ho specialized in currencies, international trade, structured financings and equity structuring. Mr. Ho also has extensive experience in the industry, having begun mining digital assets in 2014. In 2017, Mr. Ho began setting up businesses procuring, managing, and selling turnkey digital asset mining facilities.

We believe that Mr. Ho is qualified to serve as a member of our board of directors due to the perspective and experience he brings as our Chief Strategy Officer and as the Co-founder and former Chief Executive Officer of USBTC.

Shenif Visram

Shenif Visram has served as our Chief Financial Officer since the consummation of the Business Combination. Mr. Visram had previously served as Chief Financial Officer of Legacy Hut since December 2022. With over 20 years of experience leading world-class finance organizations, Mr. Visram brings a breadth of corporate and operational finance experience to Hut 8. He began his finance career at IBM Canada, where he progressed to the CFO roles in the largest IBM Canada Business units. He then moved to Cogeco Peer 1 as Vice President, Finance from September 2015 to April 2019, where he jointly led the sale of the company to a private equity firm. Mr. Visram remained with the company post-sale and assumed the role of CFO from April 2019 to July 2021, where he led the privatization of the company and played a key role in rebranding to Aptum Technologies. Mr. Visram holds a Bachelor of Business Administration from the Schulich School of Business at York University and is a Charter Professional Accountant (CPA, CMA).

Non-Executive Officers Directors

William Tai

Mr. Tai has served as the Chair of our board of directors since the consummation of the Business Combination, and had previously served as a director and Chairperson of the board of Legacy Hut since March 2018. He is a venture capitalist and was an early investor in high profile start-ups including Canva, Color Genomics, Dapper Labs, Safety Culture, Tweetdeck and Zoom Video. Previously, Mr. Tai co-founded several successful technology companies including IPInfusion and Treasure Data Inc., where he served as Chairman, and has served as a director of seven publicly listed companies. From July 2002 to June 2019, Mr. Tai served as a Partner at Charles River Ventures. Mr. Tai holds a Bachelor of Science in Electrical Engineering with Honors from the University of Illinois and a Master’s in Business Administration from Harvard University.

We believe that Mr. Tai is qualified to serve as a member of our board of directors due to his track record of scaling highly successful companies in nascent markets.

E. Stanley O’Neal

Mr. O’Neal has served on our board of directors since the consummation of the Business Combination, and had previously served as a director of USBTC since March 2021. Mr. O’Neal is the former Chairman and Chief Executive Officer of Merrill Lynch. He became Merrill’s chief executive in 2002 and was elected Chairman of Merrill Lynch in 2003, serving in both positions until October 2007. He also served as director of American Beacon Advisors, Inc. from 2009 to September 2012. Mr. O’Neal worked for Merrill Lynch for 21 years. He was named President and Chief Operating Officer in 2001 and before that was President of the brokerage firm’s U.S. Private Client group. He served as Executive Vice President and Chief Financial Officer of Merrill Lynch from 1998 until 2000 and also held the position of Executive Vice President and Co-Head of the Corporate and Institutional Client Group for one year starting in 1997. Before joining Merrill Lynch, Mr. O’Neal was employed at General Motors Corporation where he held a number of financial positions of increasing responsibility, including General Assistant Treasurer. He served on General Motor’s board of directors from 2001-2006 and on Arconic’s board of directors from 2008 (through Arconic’s predecessor, Alcoa) to August 2023. Mr. O’Neal currently serves on the boards of Clearway Energy and Element Solutions. He received a Master’s of Business Administration with distinction in Finance from Harvard University and is a graduate of Kettering University (formerly General Motors Institute).

We believe that Mr. O’Neal is qualified to serve on our board of directors due to his extensive and relevant experience in executive leadership roles in energy and financial services.

Mayo A. Shattuck III

Mr. Shattuck has served on our board of directors since the consummation of the Business Combination, and had previously served as a director of USBTC since December 2021. He previously served as the Chairman of Exelon, a position he held from February 2012 to April 2022, and previously served as the Executive Chairman of the Board of Exelon from March 2012 through February 2013. Prior to its merger with Exelon, Mr. Shattuck was the Chairman, President and Chief Executive Officer of Constellation Energy, a position he held from October 2001 to February 2012. Constellation Energy owned energy-related businesses, including a wholesale and retail power marketing and merchant generation business. Mr. Shattuck was previously at Deutsche Bank, where he served as Chairman of the Board and CEO of Deutsche Banc Alex. Brown and as Global Head of Investment Banking and Global Head of Private Banking. While Chairman and CEO of Constellation Energy and Executive Chairman of Exelon, Mr. Shattuck served as Chairman of the Board of the Institute of Nuclear Power Operations and was a member of the Executive Committee of the Board of Edison Electric Institute and the Nuclear Energy Institute. He was also Co-Chairman of the Center for Strategic & International Studies Commission on Nuclear Policy in the United States and Executive Committee member of the Council on Competitiveness. Mr. Shattuck also currently serves on the board of directors for Gap Inc. (since 2002), as Lead Independent Director, and Capital One Financial Corporation (since 2003). Mr. Shattuck has a Bachelor of Arts from Williams College and a Master’s in Business Administration from the Stanford Graduate School of Business.

We believe that Mr. Shattuck is qualified to serve as a member of our board of directors due to his extensive and relevant experience in executive leadership roles in energy and financial services.

Amy Wilkinson

Ms. Wilkinson has served on our board of directors since the consummation of the Business Combination, and had previously served as a director of USBTC since August 2022. She currently serves as the Chief Executive Officer of Ingenuity, an innovation consulting firm, a role she has held since founding the firm in January 2017. Ms. Wilkinson also serves as a Lecturer in Management at the Stanford Graduate School of Business, a role she has held since May 2015. Before joining the Stanford Graduate School of Business, Ms. Wilkinson was a Kauffman Foundation Grantee for Research on High Growth Entrepreneurs from 2013 to 2015 and a Senior Fellow at the Harvard Kennedy School of Government from 2009 to 2015. Ms. Wilkinson served in The White House as a White House Fellow and Special Assistant to the United States Trade Representative from 2004 to 2007. She also has experience as a strategy consultant at McKinsey & Company and as a mergers and acquisitions banker at JP Morgan. In addition to serving as a director of USBTC, Ms. Wilkinson currently serves on the board of directors for INNOVATE Corp. (NYSE: VATE since 2022). Ms. Wilkinson holds a Bachelor of Arts and Master’s of Arts from Stanford University and a Master’s in Business Administration from the Stanford Graduate School of Business.

We believe that Mr. Wilkinson is qualified to serve as a member of our board of directors due to her extensive blue-chip experience in international business, public policy and innovation.

Carl J. Rickertsen

Mr. Rickertsen has served on our board of directors since the consummation of the Business Combination, and had previously served as a director of Legacy Hut since December 2021. He is currently managing partner of Pine Creek Partners LLC, a private equity investment firm, a position he has held since January 2004. From September 1994 to January 2004, Mr. Rickertsen was a managing partner at Thayer Capital Partners where he founded three private equity funds totaling over $1.4 billion. He served as a member of the boards of directors and audit committees of Apollo Senior Floating Rate Fund Inc. and Apollo Tactical Income Fund Inc., each of which is a closed-end management investment company, from 2011 and 2013, respectively, to January 2024. Mr. Rickertsen has also served as a member of the board of directors and audit and compensation committees of Berry Global Inc., a global manufacturer and marketer of value-added plastic consumer packaging and engineered materials, since January 2013. From April 2012 to October 2016, Mr. Rickertsen was a member of the board of directors and compensation committee of Noranda Aluminum Holding Corporation, an integrated producer of value-added primary aluminum products and rolled aluminum coils. From April 2003 to January 2010, Mr. Rickertsen was a member of the board of directors and audit committee of Convera Corporation, a publicly-traded search-engine software company. From March 2004 to September 2008, Mr. Rickertsen was a member of the board of directors and compensation committee of UAP Holding Corp., a distributor of farm and agricultural products. Mr. Rickertsen received a Bachelor of Science from Stanford University and a Master’s in Business Administration from Harvard Business School. He is also a published author.

We believe that Mr. Rickertsen is qualified to serve on our board of directors due to his extensive experience serving on corporate boards across the financial services, industrial and technology sectors.

Joseph Flinn

Mr. Flinn has served on our board of directors since the consummation of the Business Combination, and had previously served as a director of Legacy Hut since August 2018. Since March 2019, Mr. Flinn has served as the Chief Financial Officer of Seaboard Transportation Group, a major international bulk transportation group of companies. Prior thereto, Mr. Flinn served as President of Clarke Freight Transportation Group, a major national freight carrier, from March 2017 to February 2019. Mr. Flinn also held senior leadership positions at Sysco Corporation from 2008 to 2015, where he played an integral role as both Chief Financial Officer of Sysco Canada, and President of Sysco Canada’s Eastern Division. Mr. Flinn holds a business degree from Saint Mary’s University and is a chartered professional accountant. Mr. Flinn is a member of the Institute of Corporate Directors and holds an ICD.D designation.

We believe that Mr. Flinn is qualified to serve as a member of our board of directors due to his extensive experience in corporate finance.

Board Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Messrs. Flinn, O’Neal, Rickertsen, Shattuck and Tai and Mses. Hefti and Wilkinson qualify as independent directors in accordance with the listing rules of the Nasdaq (the “Nasdaq Listing Rules”). Under the Nasdaq Listing Rules, the definition of independence includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. Our board of directors has made a subjective determination as to each independent director that no relationships exist that, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Messrs. Genoot and Ho are not considered independent by virtue of their positions as our executive officers. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in “Certain Relationships and Related Party Transactions.”

Board Diversity Matrix

Our board of directors values diversity (inclusive of gender, race and ethnicity) and seeks to include directors with a broad range of backgrounds, professional experience, perspectives and skill. The following chart summarizes certain self-identified personal characteristics of our directors, in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the definition provided in the rule and related instructions.

Board Diversity Matrix (as of April 12, 2024)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	7	-	-
Part II: Demographic Information
African American or Black	-	1	-	-
Asian	-	2	-	-
White	1	3	-	-
Two or More Races	-	1	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	1

Board Leadership Structure

Under our corporate governance principles and guidelines, the board of directors will fill the positions of the chairperson of the board of directors (“Chair”) and the chief executive officer (the “CEO”) based upon its view of what is in the best interests of the company in light of the Company’s circumstances at the time. These guidelines do not require the separation of the offices of the Chair and the CEO. Willaim Tai currently serves as the Chair and Asher Genoot currently serves as the CEO. The board of directors believes that the separation of the role of Chair and CEO is an appropriate, effective and efficient leadership structure at this time. The board of directors periodically reviews its leadership structure and may make changes in the future.

Board Role in Risk Oversight

We are exposed to a number of risks, and we regularly identify and evaluate these risks and our risk management strategy. Management is principally responsible for identifying, evaluating and managing the risks on a day-to-day basis, under the oversight of the board of directors and the audit committee. Our audit committee is responsible for overseeing our enterprise risk management processes, including our guidelines and policies governing the process of risk assessment and risk management, which includes cybersecurity as well as assessing our major financial risk exposures and the steps taken by management to monitor and control such exposures. Our compensation and talent committee reviews our compensation-related risks, including assessing and monitoring whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating, environmental, social and governance committee (the “nominating and ESG committee”) reviews governance-related risks, including assessing the effectiveness of our code of business conduct and ethics, our corporate governance principles and guidelines and our board mandate. In addition, our board of directors is presented with information at its regularly scheduled and special meetings regarding risks facing our Company, and management provides more frequent, informal communications to the board of directors between regularly scheduled meetings, which are designed to give the board of directors regular updates about our business. The board of directors considers this information and provides feedback, makes recommendations and, as appropriate, authorizes or directs management to address particular exposures to risk.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Our board of directors has established an audit committee, a compensation and talent development committee and a nominating and ESG committee, each of which has the composition and the responsibilities described below. Our board of directors may from time to time establish other committees.

Audit Committee

The principal purpose of our audit committee is to assist our board of directors in its oversight of:

●	the quality and integrity of our financial statements and related information;
●	the independence, qualifications, appointment and performance of our external auditor;
●	our disclosure controls and procedures, internal control over financial reporting and management’s responsibility for assessing and reporting on the effectiveness of such controls;
●	the organization and performance of our internal audit function;
●	our compliance with applicable legal and regulatory requirements; and
●	our enterprise risk management processes.

The audit committee consists of Messrs. Flinn, O’Neal and Shattuck, with Mr. Flinn serving as the chairperson of the audit committee. Our board of directors has determined that each of Messrs. Flinn, O’Neal and Shattuck is an independent director under Nasdaq listing standards, is independent under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent under applicable Canadian securities laws and TSX listing standards. Our board of directors has further determined that each of the members of the audit committee satisfies the financial literacy and sophistication requirements of the SEC and Nasdaq and TSX listing standards. In addition, our board of directors has determined that each of Messrs. Flinn, O’Neal and Shattuck qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act.

Compensation and Talent Development Committee

The principal purpose of our compensation and talent development committee is to assist our board of directors in its oversight of:

●	executive compensation;
●	management and development succession;
●	director compensation; and
●	executive compensation disclosure.

The compensation and talent development committee consist of Messrs. Shattuck and Rickertsen and Ms. Wilkinson, with Mr. Shattuck serving as the chairperson of the compensation committee. Messrs. Shattuck and Rickertsen and Ms. Wilkinson are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act and are “outside directors,” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Our board of directors has determined that Messrs. Shattuck and Rickertsen and Ms. Wilkinson are independent as defined under the applicable Nasdaq and TSX listing standards, including the standards specific to members of a compensation committee.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Nominating and ESG Committee

The principal purpose of our nominating and ESG committee is to assist our board of directors in:

●	identifying individuals qualified to become members of our board of directors;
●	selecting or recommending that the board of directors select director nominees for the next annual meeting of shareholders and determining the composition of the board of directors and its committees;
●	reviewing all shareholder nominations and proposals submitted;
●	developing and overseeing a process to assess the board of directors, the chairperson of the board of directors, the committees, the committee chairs and individual directors;
●	establishing a policy with regard to the consideration of director candidates recommended by shareholders and procedures;
●	establishing procedures to be followed by securityholders in submitting recommendations for director candidates to the nominating and ESG committee;
●	reviewing and overseeing the diversity, equity and inclusion (“DEI”) strategy, initiatives and policies;
●	developing and implementing the our environmental, social and governance (“ESG”) guidelines and objectives; and
●	overseeing shareholder engagement on ESG and DEI related matters.

The nominating and ESG committee consists of Mses. Wilkinson and Hefti and Mr. Tai, with Ms. Wilkinson serving as the chairperson of the nominating and ESG committee. In light of the vacancy created on the nominating and ESG committee by Ms. Hefti’s retirement as a director, the board of directors has appointed Mr. O’Neal to serve on the nominating and ESG committee, subject to his re-election to the board of directors at the Annual Meeting. Our board of directors has determined that Mses. Wilkinson and Hefti and Messrs. Tai and O’Neal are independent as defined under the applicable Nasdaq and TSX listing standards.

Director Nomination Process

The nominating and ESG committee is required under its charter to review the characteristics, qualities, skills and experience which form the criteria for candidates to be considered for nomination to our board of directors. The objective of this review is to maintain the composition of the board of directors in a way that provides, in the judgment of the board of directors, the best mix of skills and experience to provide for the overall stewardship of the Company. All directors are required to possess fundamental qualities of intelligence, honesty, integrity, ethical behavior, fairness and responsibility and be committed to representing the long-term interests of the stockholder. They must also have a genuine interest in the Company and be able to devote sufficient time to discharge their duties and responsibilities effectively. The nominating and ESG committee evaluates candidates recommended by stockholders according to the same criteria as other candidates for the board of directors.

The nominating and ESG committee believes that having a diverse board of directors can offer a breadth and depth of perspectives that enhance the board of directors’ performance. The nominating and ESG committee values a diversity of abilities, experiences, perspectives, education, gender, background, race and national origin. Recommendations concerning director nominees are based on merit and past performance as well as expected contribution to the board of directors’ performance, knowledge of the industry and sector in which we operate and, accordingly, diversity is taken into consideration. The nominating and ESG committee is mandated to identify qualified candidates for nomination as directors and to make recommendations to the board of directors. When identifying candidates to nominate for election to the board of directors, the primary objectives of the nominating and ESG committee are to ensure consideration of individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character and qualities, having regard to the our current and future plans and objectives, as well as anticipated industry and market developments. Additionally, in evaluating and identifying potential nominees, the nominating and ESG committee evaluates skills that may complement those already serving, or provide additional expertise not already present on our board of directors.

In furtherance of our commitment to diversity, the nominating and ESG committee balances these objectives with the need to identify and promote individuals who are reflective of diversity for nomination for election to our board of directors. In particular, the nominating and ESG committee will consider the level of representation of women and other diverse candidates on our board of directors when making recommendations for nominees to our board of directors. To promote gender diversity, we seek to have at least 30% female representation on our board of directors. Our board of directors will also evaluate and report board diversity in accordance with the Nasdaq Listing Rules.

Board and Committee Meetings

Our board of directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. Since the close of our Business Combination on November 30, 2023 through December 31, 2023, our board of directors held one meeting. The board of directors has three standing committees:

●	the audit committee, which held one meeting between the closing of the Business Combination and December 31, 2023;
●	the compensation and talent committee, which held one meeting between the closing of the Business Combination and December 31, 2023; and
●	the nominating and ESG committee, which acted by unanimous written consent and held no meetings between the closing of the Business Combination and December 31, 2023.

Each of the incumbent directors attended 75% or more of the aggregate number of meetings of the board of directors and all committees of the board of directors on which he or she served during the period for which he or she was a director in 2023.

To encourage and enhance communication among non-employee directors, our Corporate Governance Principles and Guidelines provide that (i) if the chairperson of the board of directors is not an independent director, then the independent lead director should act as the effective leader of the board of directors and (ii) independent members of our board of directors also meet, as required, without the non‐independent directors and members of management before or after each regularly scheduled meeting.

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage directors to attend.

Corporate Governance Policies and Committee Charters

The board of directors and management regularly review and evaluate the company’s corporate governance practices. The board of directors has adopted Corporate Governance Principles and Guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable laws and regulations, Nasdaq and TSX listing rules and our amended and restated certificate of incorporation and bylaws.

In addition, we have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. We intend to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics required by law or Nasdaq and/or TSX listing rules by posting such information on our investor website and/or in our public filings with the SEC.

The board of directors has also adopted written charters for the audit committee, the compensation and talent committee and the nominating and ESG committee, each of which satisfies the applicable rules of the SEC and Nasdaq and TSX listing rules.

Our Corporate Governance Principles and Guidelines, Code of Business Conduct and Ethics and committee charters are available on our website at www.hut8.com/investors. The information contained on, or that can be accessed through, our website is not and shall not be deemed to be part of this proxy statement; we have included this website address solely as an inactive textual reference.

Communication with the Board of Directors

Any stockholder or other interested parties who would like to communicate with the board of directors, the independent directors as a group or any specific member or members of the board of directors should send such communications to the attention of the Secretary, Hut 8 Corp., at our principal executive offices at 1101 Brickell Avenue, Suite 1500, Miami, FL 33131. Communications should contain instructions on which member or members of the board of directors the communication is intended for. Such communications will generally be forwarded to the intended recipients. However, our Secretary may, in his or her sole discretion, decline to forward any communications that are inappropriate.

Anti-Hedging Policy

Our insider trading policy prohibits our directors and employees, including executive officers, from hedging or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The following table shows the total compensation paid or accrued during the fiscal years ended December 31, 2023 (January 1 through December 31, 2023), June 30, 2023 (July 1, 2022 through June 30, 2023), and June 30, 2022 (July 1, 2021 through June 30, 2022), as applicable, to our former Chief Executive Officer, the former Chief Executive Officer of USBTC who is currently the Chief Strategy Officer of Hut 8, our next most highly compensated executive officer during the one-year period ending December 31, 2023 who was serving as an executive officer as of December 31, 2023, and one additional individual who would have been included in the foregoing but for the fact that this individual was not serving as an executive officer of Hut 8 as of December 31, 2023 (each, a “Named Executive Officer” or “NEO”).

Summary Compensation Table

						All Other
		Salary	Bonus	Stock Awards	Option Awards	Compensation	Total
Name and Principal Position(1)	Fiscal Year(2)	($)	($)	($)(3)	($)(3)	($)	($)
Jaime Leverton,
Chief Executive Officer(4)	1/1/2023–12/31/2023	47,258	—	—	—	—	47,258
Michael Ho,
Chief Strategy Officer(5)	1/1/2023–12/31/2023	271,465	—	5,685,103	—	—	5,956,568
	7/1/2022–6/30/2023	250,000	—	—	—	—	250,000
	7/1/2021–6/30/2022	250,000	—	2,976,127	—	1,852,790	5,078,917
Asher Genoot,
President(6)	1/1/2023–12/31/2023	265,692	—	—	1,167,356	18,588	1,451,636
	7/1/2022–6/30/2023	259,615	—	—	219,805	18,588	498,008
	7/1/2021–6/30/2022	250,000	—	3,273,853	—	1,940,218	5,464,071
Joel Block,
Former Chief Financial Officer(7)	1/1/2023–12/31/2023	300,000	—	—	182,950	—	482,950
	7/1/2022–6/30/2023	298,077	—	—	49,010	—	347,087
	7/1/2021–6/30/2022	145,384	—	—	587,716	—	733,100

(1)	Each NEO’s title is reflected as of December 31, 2023. Ms. Leverton ceased serving as Hut 8’s Chief Executive Officer on February 6, 2024. Mr. Ho served as Chief Executive Officer of USBTC prior to the closing of the Business Combination, and has served as Hut 8’s Chief Strategy Officer since the closing of the Business Combination. In connection with the departure of Ms. Leverton, Mr. Genoot ceased serving as President of Hut 8 and was appointed as Hut 8’s Chief Executive Officer, effective February 6, 2024. USBTC and Mr. Block entered into an offer letter for at will employment on September 27, 2021. Mr. Block served as Chief Financial Officer of USBTC until November 30, 2023, and his employment as a non-executive employee of Hut 8 terminated effective January 31, 2024.
(2)	The compensation reported for the fiscal year from January 1, 2023 through December 31, 2023 includes the portion of compensation paid or earned during the period from January 1, 2023 through June 30, 2023, which is also included in the amounts reported for the fiscal year from July 1, 2022 through June 30, 2023. For Ms. Leverton, compensation paid by Legacy Hut prior to the closing of the Business Combination has been omitted.
(3)	The stock awards and option awards columns reflect the aggregate grant date fair value of the equity awards granted computed in accordance with FASB ASC Topic 718. The assumptions we used in determining the grant date fair value of awards granted in 2023 are described in Note 17 to the consolidated financial statements in our Annual Report.
(4)	The salary reported for Ms. Leverton is gross salary pay and was converted from Canadian dollars to U.S. dollars using the average Bank of Canada exchange rate for the respective compensation period included (November 30, 2023 to December 31, 2023).
(5)	The salary reported for Mr. Ho includes the annual cash consideration of $250,000 due to Mr. Ho in exchange for his services as Chief Executive Officer of USBTC pursuant to his consulting agreement prior to the closing of the Business Combination in the fiscal years ended June 30, 2022 and June 30, 2023. Mr. Ho’s gross salary pay for the fiscal year ended December 31, 2023 reflects cash compensation of $229,167 in exchange for his services as Chief Executive Officer of USBTC pursuant to his consulting agreement existing prior to the closing of the Business Combination and $42,298, an amount converted from Canadian dollars to U.S. dollars using the average Bank of Canada exchange rate for the respective period, that was earned by Mr. Ho under his employment contract as Chief Strategy Officer of Hut 8 following the closing of the Business Combination (November 30, 2023 to December 31, 2023).

Stock awards received by Mr. Ho in the fiscal year ended December 31, 2023 include 704,449 shares of restricted stock granted in January 2023 which were subsequently cancelled in February 2023 upon agreement between Mr. Ho and USBTC and 704,449 shares of common stock issued in November 2023 for the replacement of the previously cancelled shares of restricted stock.

The “All Other Compensation” column includes a cash payment of $1,852,790 for personal income taxes associated with the issuance of stock awards during the fiscal year ended June 30, 2022.

(6)	Mr. Genoot received gross salary pay of $250,000, $259,615, and $265,692 in fiscal years ended June 30, 2022, June 30, 2023, and December 31, 2023, respectively. Amounts reported under the “Option Awards” column include the incremental fair value, computed as of the modification date in accordance with ASC Topic 718, resulting from the modification of Mr. Genoot’s USBTC options equal to $947,551 in the fiscal year ended December 31, 2023, as further described in Note 17 to the consolidated financial statements in our Annual Report.

All other compensation received by Mr. Genoot in the fiscal years ended June 30, 2023 and December 31, 2023 includes the payment of $18,588 in January 2023 to cover Mr. Genoot’s Young Presidents’ Organization membership fees for a period of two years. All other compensation received by Mr. Genoot in the fiscal year ended June 30, 2022 includes a cash payment of $1,940,218 for personal income taxes associated with the issuing of stock awards during the fiscal year ended June 30, 2022.

(7)	Mr. Block received gross salary pay of $145,384, $298,077, and $300,000 in fiscal years ended June 30, 2022, June 30, 2023, and December 31, 2023, respectively. Amounts reported under the “Option Awards” column include the incremental fair values, computed as of the modification dates in accordance with ASC Topic 718, resulting from the modification of Mr. Block’s USBTC options equal to $151,936 and $17,996 in fiscal years ended December 31, 2023 and June 30, 2023, respectively, as further described in Note 17 to the consolidated financial statements in our Annual Report.

Narrative Disclosure to Summary Compensation Table

Base Salary

For the fiscal year from July 1, 2022 through June 30, 2023, Mr. Genoot received an annualized base salary of $250,000 and Mr. Block received an annualized base salary of $300,000. The base salary of each Named Executive Officer as of December 31, 2023 is described under “—Employment Agreements”, below.

Stock Awards

In connection with his services provided as an executive officer of USBTC, Mr. Ho received certain grants of restricted USBTC common stock during the fiscal year ended December 31, 2023. The stock awards are described in further detail under “—Equity Compensation—Grants During the Fiscal Year Ended December 31, 2023—Restricted Stock.”

Option Awards

In connection with their services provided as executive officers of USBTC, Messrs. Genoot and Block received certain grants of USBTC options during the fiscal year ended December 31, 2023. See “—Equity Compensation—Grants During the Fiscal Year Ended December 31, 2023—Options.”

Other Compensation Elements

For Messrs. Ho and Genoot, the amount reported under the “Other Compensation” column in the Summary Compensation Table is a payment for personal income taxes associated with the issuing of stock awards during the fiscal year ended June 30, 2022. In addition, the amounts for Mr. Genoot in the fiscal years ended June 30, 2023 and December 31, 2023 include the payment of $18,588 in January 2023 to cover Mr. Genoot’s Young Presidents’ Organization membership fees for a period of two years.

Outstanding Equity Awards at December 31, 2023

The following table shows all outstanding stock options and stock awards held by each of our Named Executive Officers as of December 31, 2023.

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of	Market Value of
	Unexercised	Unexercised	Option		Shares or Units	Shares or Units
	Options	Options	Exercise		of Stock That	of Stock That
	(#)	(#)	Price	Option	Have Not Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Expiration Date	(#)	($)
Jaime Leverton,
Chief Executive Officer(1)	—	—	—	—	452,664	6,038,538
Michael Ho,
Chief Strategy Officer	—	—	—	—	—	—
Asher Genoot,
President(2)	—	704,449	$0.39	01/05/2033	—	—
Joel Block,
Former Chief Financial Officer	192,245	—	$0.39	11/15/2031	—	—
	99,396	—	$0.39	01/05/2033	—	—
	27,367	—	$0.39	11/15/2031	—	—

(1)	As of December 31, 2023, Ms. Leverton held 519,331 Legacy Hut 8 restricted stock units settleable in shares of Hut 8 common stock with the year-end value determined based on the closing stock price of $13.34 per share of Hut 8 common stock on the last trading day of 2023. 66,667 of the 519,331 Legacy Hut restricted stock units held by Ms. Leverton were vested but not settleable as of December 31, 2023 and the remaining 452,664 Legacy Hut restricted stock units had not met the vesting conditions as of December 31, 2023.
(2)	Represents USBTC replacement options that vest 25% on January 5, 2024 and the remaining ratably over 36 monthly installments starting February 5, 2024.

Employment Agreements

Asher Genoot and Michael Ho

On November 30, 2023, Hut 8 entered into employment agreements with each Asher Genoot and Michael Ho (collectively, the “Executive Employment Agreements”), pursuant to which each executive will be employed by Hut 8 for an indefinite term until their respective employment is terminated in accordance with the terms of the applicable Executive Employment Agreement. Under the Executive Employment Agreements, Hut 8 agrees to provide each executive officer: (i) an annual base salary of $490,000; (ii) an annual bonus with a target opportunity equal to 80% of base salary, in each case subject to achievement of any applicable performance goals established by the Hut 8 Board; (iii) eligibility to receive equity-based compensation as determined by the Hut 8 Board; (iv) with respect to Mr. Genoot, $10,000 in annual dues for ongoing membership in the Young Presidents’ Organization and (v) annual tax filing reimbursement up to $2,500.

Pursuant to the Executive Employment Agreement with Mr. Genoot, upon a Qualifying Termination, (a) Mr. Genoot will be entitled to the following payments and benefits: (i) any annual bonus awarded in respect of the year preceding the year of termination but not yet paid; (ii) continued base salary and annual bonus at target (payable over 12 months following the date of termination); and (iii) 12 months of COBRA continuation coverage at active employee rates and (b) Mr. Genoot’s entitlement to long-term incentive or other equity awards will be determined in accordance with the terms of the applicable plan and award agreements; provided that (A) awards that vest solely based on continued service with Hut 8 and (B) awards that vest based on the achievement of performance criteria will continue to vest in accordance with the applicable award agreement during the 12-month post-termination period.

Pursuant to the Executive Employment Agreement with Mr. Ho, upon a termination of employment without cause or if he terminates his employment for good reason (each, a “Qualifying Termination”), (a) he will be entitled to the following payments and benefits: (i) any annual bonus awarded in respect of the year preceding the year of termination but not yet paid; (ii) an annual bonus at target for the year in which his employment terminates; (iii) 12 months of his base salary (payable over 12 months or, at the option of Hut 8, as a lump sum payment); and (iv) continued benefits and perquisites (as existed on the date that notice of termination is provided) for the minimum statutory notice period (and, thereafter, continued group health and dental benefits for the remainder of the 12-month post-termination period) and (b) Mr. Ho’s entitlement to long-term incentive or other equity awards will be determined in accordance with the terms of the applicable plan and award agreements; provided that (A) awards that vest solely based on continued service with Hut 8 and (B) awards that vest based on the achievement of performance criteria will continue to vest in accordance with the applicable award agreement during the 12-month post-termination period.

Jaime Leverton

On November 30, 2023, Hut 8 entered into employment agreement with Jaime Leverton (the “Leverton Employment Agreement”), which provided for at will employment and set forth an annual base salary of $550,000, an annual bonus with a target opportunity equal to 100% of her base salary, eligibility to receive equity-based compensation as determined by the Hut 8 Board, $10,000 in annual dues for ongoing membership in the Young Presidents’ Organization and annual tax filing reimbursement up to $2,500.

On February 12, 2024, Hut 8 entered into a Separation Agreement (the “Separation Agreement”) with Ms. Leverton providing for the following severance benefits consistent with termination without cause under the Leverton Employment Agreement. Subject to Ms. Leverton entering into a Full and Final Release with Hut 8 and subject to compliance with her ongoing obligations pursuant to the Leverton Employment Agreement (including, compliance with her restrictive covenants), she is entitled to (i) a cash payment in lieu of notice equal to $1,100,000 paid in equal installments for one year; (ii) continuation of her benefits through February 6, 2025; (iii) vesting of the 452,664 Legacy Hut restricted stock units held by her as of February 6, 2024 in accordance with the terms of the Hut 8 Mining Corp. Omnibus Long-Term Incentive Plan; and (iv) a cash payment in lieu of a bonus for the fiscal year ended December 31, 2023 of CAD$500,000 paid in equal installments through February 6, 2025.

Joel Block

On September 27, 2021, USBTC entered into an offer letter with Mr. Block (the “Block Offer Letter”). The Block Offer Letter provided for at will employment and set forth an annual base salary of $200,000 and Mr. Block’s eligibility to participate in USBTC benefit plans. Subsequent to signing the Block Offer Letter, Mr. Block also entered into a non-competition, non-solicitation and confidentiality agreement.

On January 31, 2024, in connection with his termination of employment, Mr. Block entered into a severance agreement with USBTC, which entitles Mr. Block to the following severance payments and benefits: (i) 12-months of base salary payable over six months following the date of termination; (ii) COBRA continuation benefits; and (iii) his vested USBTC replacement options will continue to remain exercisable until January 31, 2025 and will remain subject to the terms of the applicable equity plan and award agreement.

Equity Compensation

Long-Term Equity Incentive Plans

Hut 8 provides certain of our executives, including our Named Executive Officers, with long-term equity incentive compensation. The use of long-term equity incentives creates a link between executive compensation and the long-term performance of Hut 8, thereby creating alignment between executive and stockholder interests. Our long-term equity-based awards are granted under (i) the Hut 8 Corp. 2023 Omnibus Incentive Plan, (ii) the Hut 8 Corp. Rollover Option Plan, and (iii) the Hut 8 Mining Corp. Omnibus Long-Term Incentive Plan.

Pursuant to and subject to the terms of the Business Combination Agreement, each Legacy Hut option outstanding immediately prior to the closing of the Business Combination was cancelled, and as the sole consideration therefor Hut 8 granted to the holder a Legacy Hut replacement option entitling the holder to purchase that number of shares of Hut 8 common stock equal to the product obtained when the number of Legacy Hut common shares subject to the Legacy Hut option immediately prior to the closing of the Business Combination is multiplied by 0.2 (at an exercise price per share of Hut 8 common stock equal to the quotient obtained when the exercise price per Legacy Hut Common Share under the Legacy Hut option is divided by 0.2, rounded up to the nearest whole cent if applicable). The Legacy Hut replacement options are governed by the Hut 8 Corp. 2023 Omnibus Incentive Plan and, other than the exercise price and number and kind of shares that may be purchased, continue to be governed by the same terms and conditions (including vesting, exercisability terms and expiry date) as were applicable to the Legacy Hut options immediately prior to the closing of the Business Combination.

Pursuant to and subject to the terms of the Business Combination Agreement, the Hut 8 Mining Corp. Omnibus Long-Term Incentive Plan was amended and the terms of each Legacy Hut restricted stock unit and Legacy Hut deferred stock unit outstanding immediately prior to the closing of the Business Combination was adjusted so that, upon settlement of such Legacy Hut restricted stock unit or Legacy Hut deferred stock unit, the holder will be entitled to receive, instead of the cash equivalent of one Legacy Hut common share or an Legacy Hut common share, either (i) a cash payment, (ii) 0.2 shares of Hut 8 common stock or (iii) a combination of cash and shares of Hut 8 common stock, in each case as determined by Hut 8 in its sole discretion. Apart from the foregoing amendments, the Legacy Hut restricted stock units restricted stock units and Legacy Hut deferred stock units outstanding immediately prior to the closing of the Business Combination continue to be governed by the Hut 8 Mining Corp. Omnibus Long-Term Incentive Plan on the same terms and conditions as were applicable to such Legacy Hut restricted stock units and Legacy Hut deferred stock units immediately prior to the closing of the Business Combination.

Pursuant to and subject to the terms of the Business Combination Agreement, each USBTC option  outstanding immediately prior to the closing of the Business Combination was cancelled, and as the sole consideration therefor Hut 8 granted to the holder a USBTC replacement option  entitling the holder to purchase that number of shares of Hut 8 common stock equal to the product obtained when the number of shares of USBTC common stock subject to the USBTC option  immediately prior to the closing of the Business Combination is multiplied by 0.6716 (at an exercise price per share of Hut 8 common stock equal to the quotient obtained when the exercise price per share of USBTC common stock under the USBTC option is divided by 0.6716, rounded up to the nearest whole cent if applicable). The USBTC replacement options are governed by the Hut 8 Corp. Rollover Option Plan and, other than the exercise price and number and kind of shares that may be purchased and subject to certain other exceptions, continue to be governed by the same terms and conditions (including vesting, exercisability terms and expiry date) as were applicable to the USBTC options immediately prior to the closing of the Business Combination.

The USBTC stock awards and USBTC options represent quantities, and exercise prices if applicable, after both the 0.6716 share consolidation pursuant to the Business Combination effective November 30, 2023 and the 250 to 1 stock split effectuated by USBTC in September 2021. The stock awards received by Messrs. Ho and Genoot in the fiscal year ended June 30, 2022 represent 879,460 shares of restricted stock and 967,440 shares of restricted stock, respectively, each granted on October 10, 2021 subject to vesting based on time and performance as follows: (i) for Mr. Ho, 439,730 shares and for Mr. Genoot, 483,720 shares, upon USBTC achieving 10,000 or more machines plugged in and securing purchase orders totaling 3 exahash of compute (this milestone was met, and these shares became vested); and (ii) for Mr. Ho, 439,730 shares and for Mr. Genoot, 483,720 shares, upon USBTC achieving 20,000 or more machines plugged in and securing purchase orders totaling 6 exahash of compute on or before December 31, 2022 (this milestone was not met, but these shares vested in connection with the Acceleration Event (as described below)).

In August 2022, upon the appointment of Ms. Wilkinson to the USBTC board of directors, Messrs. Ho and Genoot ceased to collectively have the power to elect a majority of the members of the USBTC Board. These actions constituted an “Acceleration Event” under each restricted stock award. As a result, all such shares subject to these restricted stock grants have fully vested. An “Acceleration Event” included Asher Genoot, Michael Ho and their respective immediate family members and any entity beneficially owned or controlled by any of them, directly or indirectly, ceasing to collectively have the power to elect either a majority of the members of the USBTC Board.

USBTC option awards received by Mr. Block in the fiscal year ended June 30, 2022 included 327,000 USBTC options with an exercise price of $2.27. Effective January 5, 2023, the USBTC board of directors adjusted the exercise price of Mr. Block’s options to $0.26 to correspond to the fair market value of the USBTC common stock at such time.

Grants During the Fiscal Year Ended December 31, 2023

Restricted Stock

USBTC granted 704,449 shares of restricted USBTC common stock to Mr. Ho during the fiscal year ended June 30, 2023. Mr. Ho and USBTC subsequently agreed to cancel these shares during the fiscal year ended June 30, 2023.

Options

In the fiscal year ended June 30, 2023, USBTC granted 704,449 USBTC options to Mr. Genoot at an exercise price of $0.39 per share. The USBTC options vest as follows: 25% on January 5, 2024 and the remaining ratably over 36 monthly installments starting February 5, 2024.

In the fiscal year ended June 30, 2023, USBTC granted 99,396 USBTC options to Mr. Block at an exercise price of $0.39 per share. Mr. Block’s USBTC options are fully vested as of December 31, 2023.

Director Compensation

The following table sets forth information concerning the compensation that we paid or awarded to our non-executive directors from January 1, 2023 through December 31, 2023. Ms. Leverton and Messrs. Ho and Genoot did not receive any additional compensation in connection with their role as Hut 8 directors.

	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	or Paid in	Stock	Option	Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
Joseph Flinn(1)	44,491	106,482	—	—	—	—	150,973
Alexia Hefti(2)	44,491	106,482	—	—	—	—	150,973
Jonathan Koch(3)	—	—	—	—	—	—	—
Stanley O’Neal(4)	—	—	51,131	—	—	—	51,131
Carl J. Rickertsen(5)	—	145,518	—	—	—	—	145,518
Mayo A. Shattuck III(6)	—	—	51,131	—	—	—	51,131
William Tai(7)	50,916	106,482	—	—	—	—	157,398
Amy Wilkinson(8)	—	—	51,131	—	—	—	51,131

(1)	Fees earned in cash were converted from Canadian dollars to U.S. dollars using the Bank of Canada exchange rate on each of the respective cash payment dates. The amounts under the “Stock Awards” column represent the aggregate grant date fair value of 9,285 Legacy Hut deferred stock units that were granted fully vested to Mr. Flinn during the fiscal year ended December 31, 2023, with such aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For complete FASB ASC Topic 718 disclosures for the awards, see Note 17 to the consolidated financial statements in our Annual Report. As of December 31, 2023, Mr. Flinn holds 28,603 Legacy Hut deferred stock units in vested state that are redeemable after Mr. Flinn ceases being a director of Hut 8 and subject to conditions of the Hut 8 Mining Corp. Omnibus Long-term Incentive Plan.
(2)	Fees earned in cash were converted from Canadian dollars to U.S. dollars using the Bank of Canada exchange rate on each of the respective cash payment dates. The amounts under the “Stock Awards” column represent the aggregate grant date fair value of 9,285 Legacy Hut deferred stock units that were granted fully vested to Ms. Hefti during the fiscal year ended December 31, 2023, with such aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For complete FASB ASC Topic 718 disclosures for the awards, see Note 17 to the consolidated financial statements in our Annual Report. As of December 31, 2023, Ms. Hefti holds 17,850 Legacy Hut deferred stock units in vested state that are redeemable after Ms. Hefti ceases being a director of Hut 8 and subject to conditions of the Hut 8 Mining Corp. Omnibus Long-term Incentive Plan.

(3)	Mr. Koch ceased serving on the USBTC board of directors on November 30, 2023. As of December 31, 2023, Mr. Koch held 81,935 USBTC replacement Options, which will continue to vest after Mr. Koch’s departure from the USBTC board of directors in accordance with the consulting agreement between Hut 8 and Mr. Koch, dated November 29, 2023.
(4)	The amounts under the “option Awards” column represent the aggregate grant date fair value of 163,870 USBTC replacement options granted to Mr. O’Neal during the fiscal year ended December 31, 2023, with such aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For complete valuation assumptions for the awards, see Note 17 to the consolidated financial statements in our Annual Report. As of December 31, 2023, Mr. O’Neal held a total of 245,805 USBTC replacement options.
(5)	The amounts under the “Stock Awards” column represent the aggregate grant date fair value of 12,689 Legacy Hut deferred stock units that were granted fully vested to Mr. Rickertsen during the fiscal year ended December 31, 2023, with such aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For complete FASB ASC Topic 718 disclosures for the awards, see Note 17 to the consolidated financial statements in our Annual Report. As of December 31, 2023, Mr. Rickertsen holds 16,748 Legacy Hut deferred stock units that are fully vested and redeemable after Mr. Rickertsen ceases being a director of Hut 8 and subject to conditions of the Hut 8 Mining Corp. Omnibus Long-term Incentive Plan.
(6)	The amounts under the “Option Awards” column represent the aggregate grant date fair value of 163,870 USBTC replacement options granted to Mr. Shattuck during the fiscal year ended December 31, 2023, with such aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For complete valuation assumptions for the awards, see Note 17 to the consolidated financial statements in our Annual Report. As of December 31, 2023, Mr. Shattuck held a total of 245,805 USBTC replacement options.
(7)	The amounts under the “Stock Awards” column represent the aggregate grant date fair value of 9,285 Legacy Hut deferred stock units that were granted fully vested to Mr. Tai during the fiscal year ended December 31, 2023, with such aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For complete FASB ASC Topic 718 disclosures for the awards, see Note 17 to the consolidated financial statements in our Annual Report. As of December 31, 2023, Mr. Tai held a total of 28,603 Legacy Hut deferred stock units that are fully vested and redeemable after Mr. Tai ceases being a director of Hut 8 and subject to conditions of the Hut 8 Mining Corp. Omnibus Long-term Incentive Plan.
(8)	The amounts under the “option Awards” column represent the aggregate grant date fair value of 163,870 USBTC replacement options granted to Ms. Wilkinson during the fiscal year ended December 31, 2023, with such aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For complete valuation assumptions for the awards, see Note 17 to the consolidated financial statements in our Annual Report. As of December 31, 2023, Ms. Wilkinson held a total of 245,805 USBTC replacement options.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information as of December 31, 2023 with respect to our equity compensation plans in effect on that date:

(c) Number of
Securities Remaining
Available for Future
	(a) Number of				Issuance Under Equity
	Securities to be Issued		(b) Weighted-Average		Compensation Plans
	Upon Exercise of		Exercise Price of		(Excluding Securities
	Outstanding Options		Outstanding Options		Reflected in Column
Plan Category	and Rights		and Rights		(a))
Equity compensation plans approved by security holders (1)	6,159,526	(2)	$0.48	(3)	5,562,542	(4)
Equity compensation plans not approved by security holders	—		—		—

(1)	Consists of the Hut 8 Corp. 2023 Omnibus Incentive Plan (the “Current Plan”), the Hut 8 Corp. Rollover Option Plan (the “Rollover Plan”) and the Hut 8 Mining Corp. Omnibus Long-Term Incentive Plan (the “Hut Mining Plan”).
(2)	Consists of 5,615 outstanding deferred stock units under the Current Plan, 502,806 outstanding restricted stock units under the Current Plan, 23,000 outstanding options under the Current Plan, 4,490,375 outstanding options under the Rollover Plan, 86,189 outstanding deferred stock units under the Hut Mining Plan and 1,051,541 outstanding restricted stock units under the Hut Mining Plan.
(3)	Weighted average exercise price of outstanding options under the Current Plan and the Rollover Plan. The other outstanding awards do not have exercise prices and are accordingly excluded from this column.
(4)	Consists of shares available for future grant under the Current Plan.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT/DIRECTORS

The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of April 12, 2024 for:

●	each of our directors;
●	each of our named executive officers;
●	all of our current directors and executive officers as a group; and
●	each person or group known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to its securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all of the shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 89,462,532 shares of common stock outstanding as of April 12, 2024. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 12, 2024 or issuable pursuant to restricted stock units, preferred stock units or deferred stock units that are subject to vesting and settlement conditions expected to occur within 60 days of April 12, 2024, to be outstanding and to be beneficially owned by the person holding the stock option, restricted stock unit, preferred stock unit or deferred stock unit for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is Hut 8 Corp., 1101 Brickell Avenue, Suite 1500, Miami, FL 33131. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Amount and Nature of
	Beneficial Ownership
		Approximate
	Number of	Percentage
	Shares	of Shares
	Beneficially	Beneficially
Directors and Named Executive Officers:	Owned	Owned
William Tai(1)	166,460	*
E. Stanley O’Neal(2)	333,942	*
Mayo Shattuck III(3)	164,149	*
Amy Wilkinson(4)	93,883	*
Carl J. Rickertsen(5)	16,748	*
Alexia Hefti(6)	17,850	*
Joseph Flinn(7)	53,164	*
Asher Genoot(8)	3,558,343	4.0
Michael Ho(9)	6,326,412	7.1
Jaime Leverton(10)	722,079	*
Joel Block(11)	340,163	*
All directors and executive officers as a group (10) (12)	10,779,721	12.0
5% or Greater Stockholders (other than directors and executive officers):
N/A	—	—

*	Represents beneficial ownership or voting power of less than one percent (1%).

(1)	Represents (i) 28,603 shares of our common stock issuable pursuant to redemption of Legacy Hut deferred stock units held by Mr. Tai that are redeemable within sixty (60) days of April 12, 2024 and (ii) 137,857 shares of our common stock held by Mr.Tai.
(2)	Represents (i) 211,040 shares of our common stock held by ESO-CB LLC and (ii) 122,902 shares of our common stock issuable upon exercise of stock options held by Mr. O’Neal that are exercisable within sixty (60) days of April 12, 2024. Mr. O’Neal maintains voting and dispositive power over the shares of our common stock held by ESO-CB LLC and thus may be deemed to beneficially own such shares.
(3)	Represents (i) 54,903 shares of our common stock held by Mr. Shattuck and (ii) 109,246 shares of our common stock issuable upon exercise of stock options held by Mr. Shattuck that are exercisable within sixty (60) days of April 12, 2024.
(4)	Represents 93,883 shares of our common stock issuable upon exercise of stock options held by Ms. Wilkinson that are exercisable within sixty (60) days of April 12, 2024.
(5)	Represents 16,748 shares of our common stock issuable pursuant to redemption of Legacy Hut deferred stock units held by Mr. Rickertsen that are redeemable within sixty (60) days of April 12, 2024.
(6)	Represents 17,850 shares of our common stock issuable pursuant to redemption of Legacy Hut deferred stock units held by Ms. Hefti that are redeemable within sixty (60) days of April 12, 2024.
(7)	Represents (i) 28,603 shares of our common stock issuable pursuant to redemption of Legacy Hut deferred stock units held by Mr. Flinn that are redeemable within sixty (60) days of April 12, 2024, (ii) 23,000 shares of our common stock issuable upon exercise of stock options held by Mr. Flinn that are exercisable within sixty (60) days of April 12, 2024 and (iii) 1,561 shares of our common stock held by Mr. Flinn.
(8)	Represents (i) 249,493 shares of our common stock issuable upon exercise of stock options held by Mr. Genoot that are exercisable within sixty (60) days of April 12, 2024, (ii) 3,044,408 shares of our common stock held by Mr. Genoot and (iii) 264,442 shares of our common stock held in a qualified retirement account for the benefit of Mr. Genoot.
(9)	Represents 6,326,412 shares of our common stock held by Mr. Ho.
(10)	Represents (i) 452,664 shares of our common stock issuable pursuant to Legacy Hut restricted stock units held by Ms. Leverton that are subject to vesting and settlement conditions expected to occur within sixty (60) days of April 12, 2024 and (ii) 269,415 shares of our common stock held by Ms. Leverton.
(11)	Mr. Block’s employment with the Company was terminated on January 31, 2024. The table represents his beneficial ownership as of that date and represents (i) 21,155 shares of our common stock held by Bubs, LLC and (ii) 319,008 shares of our common stock issuable upon exercise of stock options held by Mr. Block that were exercisable as of his last day of employment. Mr. Block maintained voting and dispositive power over the shares of our common stock held by Bubs, LLC and thus may be deemed to beneficially own such shares. Joel Block disclaimed beneficial ownership of such securities, except to the extent of his pecuniary interest therein.
(12)	Consists of (i) 10,056,060 shares of our common stock, (ii) 598,524 shares of our common stock issuable upon exercise of stock options, (iii) 86,189 shares of our common stock issuable pursuant to redemption of Legacy Hut deferred stock units, (iv) 5,615 shares of our common stock issuable pursuant to redemption of deferred stock units and (v) 33,333 shares of our common stock issuable pursuant to Legacy Hut restricted stock units.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Legacy Hut Related Party Transactions

Legacy Hut previously entered into indemnification agreements with each of its executive officers and directors. Legacy Hut also maintained a general liability insurance policy which covered certain liabilities of directors and officers of Legacy Hut arising out of claims based on acts or omissions in their capacities as directors or officers.

Other than described below, there were no material arrangements, agreements and transactions during the most recently completed fiscal year in which Legacy Hut was a participant and in which any person who serves as an executive officer or director of Hut 8 had, has or will have a direct or indirect material interest.

USBTC Related Party Transactions

The following is a description of transactions since the inception of USBTC in December 2020, to which USBTC had been a party, in which the amount involved exceeds $120,000, and in which any of USBTC’s directors, executive officers or holders of more than 5% of the voting securities outstanding of USBTC, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest. USBTC refers to such transactions as “related party transactions” and such persons as “related parties.” With the approval of the USBTC board of directors, USBTC engaged in the related party transactions described below. In evaluating the transactions, USBTC believed the terms obtained or consideration that USBTC paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, from unaffiliated third parties.

Secured Promissory Notes

For the period December 4, 2020 (inception) through January 5, 2021, USBTC entered into secured promissory notes with various existing investors of USBTC, including USBTC’s Chief Executive Officer and director, Michael Ho, a family member of Mr. Ho and a family member of USBTC’s President and director, Asher Genoot. Additionally, USBTC entered into secured promissory notes with Jonathan Honig, a former beneficial owner of more than 5% of the voting securities of USBTC at the time of the transaction, and an entity controlled by Jonathan Honig (collectively referred to as “Honig”), Erica Groussman, a former beneficial owner of more than 5% of the voting securities of USBTC at the time of the transaction (“Mrs. Groussman”) and an entity controlled by an immediate family member of Tara Stetson (the entity, together with Mrs. Stetson, collectively referred to as the “Stetsons”), a former beneficial owner of more than 5% of the voting securities of USBTC at the time of the transaction. The principal balances of the notes totaled approximately $5.9 million. Of the $5.9 million in notes, approximately an aggregate of $1.12 million of the notes were held by Mr. Ho and his family member, $0.1 million was held by Mr. Genoot’s family member, approximately $2.4 million was held by Honig, $0.25 million was held by Mrs. Groussman and $0.25 million was held by the Stetson Entity. As of the date of the Business Combination, the Groussmans (as defined below) and the Stetsons no longer owned any voting securities of USBTC and Honig no longer beneficially owned more than 5% of USBTC’s voting securities. The notes accrue interest at a rate of 7% per annum and mature one year from the issuance date. Prior to USBTC’s entry into the agreements described in the following paragraph, repayment of the notes’ principal and accrued interest was originally scheduled to commence five months from the issuance date and was to be payable in arrears until the maturity date, at which time, all outstanding principal and accrued interest was to be due. USBTC used the proceeds from the secured promissory notes to pay the deposits for certain miners. The notes contain a security agreement which creates a lien and grants the noteholders a first priority security interest in the miners.

In March 2021, USBTC entered into agreements with several of its noteholders, including all the related parties disclosed above, which extended the maturity date of the secured promissory notes to June 30, 2022. The agreements also extended the commencement of the monthly repayment of the notes’ principal and accrued interest to January 23, 2022, payable in six consecutive monthly installments. The notes were classified on the consolidated balance sheet as of June 30, 2021 in accordance with the revised maturity dates following the execution of the March 2021 agreements. All of the promissory notes, including those issued to the related parties disclosed above, were paid off in full prior to December 31, 2021.

Equity Financings

The amount of shares disclosed below does not take into account a 250 to 1 stock split effectuated by USBTC subsequent to the below offerings.

Founder’s Round of Common Stock

In December 2020, USBTC sold an aggregate of 62,431 shares of USBTC common stock at a price of $5.00 per share for proceeds of approximately $0.3 million. 6,000 shares were sold to Anaya Capital Corp. (“Anaya”), which is controlled by Anna Kudrjasova, a beneficial owner of more than 5% of the voting securities of USBTC at the time of the transaction, in exchange for $30,000. 10,275 shares were sold to Michael Ho, Chief Executive Officer and a member of the USBTC Board, for $51,375. 1,575 shares were sold to Asher Genoot, President and a member of the USBTC Board, for $7,875. In addition, an additional 1,500 shares were sold to Mr. Genoot’s family members for an aggregate of $7,500. 9,375 shares were sold to Mrs. Groussman and an entity controlled by a family member of Mrs. Groussman (the entity, together with Mrs. Groussman, collectively referred to as the “Groussmans”) in exchange for $46,875. 9,375 shares were sold to the Stetsons in exchange for $46,875. 16,380 shares were sold to Honig in exchange for $81,900.

Seed Round of Common Stock

In December 2020, USBTC sold an aggregate of 37,510 shares of USBTC common stock at a price of $266.67 per share for proceeds of approximately $10 million. 3,942 shares were sold to Anaya in exchange for approximately $1.1 million. 375 shares were sold to Asher Genoot, President and a member of the USBTC Board, for approximately $0.1 million. 837 shares were sold to Avara Management Ltd. (“Avara”) in a secondary sale, which is ultimately controlled by Germano Giuliani, a beneficial owner of more than 5% of the voting securities of USBTC at the time of the transaction, in exchange for approximately $0.2 million. 2,813 shares were sold to Honig in exchange for approximately $0.8 million.

Sale of Series A Preferred Stock

In March 2021, USBTC sold an aggregate of 31,422 shares of USBTC Series A Preferred Stock at a price of approximately $795.59 per share for proceeds of approximately $25 million. 20,111 shares were sold to JHS, an entity controlled by Jordan Levy, a board observer and beneficial owner of more than 5% of USBTC’s voting securities (“Mr. Levy”), in exchange for approximately $16 million. JHS had a nominee right for the board of directors from the date of its investment that terminated upon the consummation of the Business Combination. Of the 20,111 shares sold to JHS, 628 shares were controlled by Avara. 32 shares were sold to Matthew Prusak, USBTC’s Chief Commercial Development Officer, in exchange for approximately $25,470. 126 shares were sold to Bubs, LLC, which is ultimately controlled by Joel Block, USBTC’s Chief Financial Officer, for approximately $0.1 million.

Sales of Series B Preferred Stock

From August 2021 through October 2021, USBTC issued an aggregate of 40,000 shares of USBTC Series B Preferred Stock to 70 investors at a purchase price of $1,530.06 per share, for aggregate consideration of approximately $61.2 million. 16,339 shares were sold to NOGRA, which is controlled by Germano Giuliani, a beneficial owner of more than 5% of the voting securities of USBTC at the time of the transaction, in exchange for approximately $25 million. 73 shares were sold to Mayo Shattuck III, a director of USBTC, in exchange for approximately $0.1 million.

Agreements with Stockholders

Levy Consulting Agreement

In March 2021, USBTC entered into a strategic advisor consulting agreement (the “Levy Consulting Agreement”) with Mr. Levy. Pursuant to the Levy Consulting Agreement, Mr. Levy serves as a strategic advisor to USBTC (the “Services”). In exchange for Mr. Levy’s Services, Mr. Levy received initial compensation of 4,809 shares of USBTC’s common stock valued at $273.81 per share, for an aggregate of approximately $1.3 million at the time of the issuance. The Levy Consulting Agreement has an initial term of one year and may be extended by written agreement between USBTC and Mr. Levy. In October 2021, in recognition of continued Services provided by Mr. Levy, USBTC granted 1,703 shares of restricted common stock valued at $568.18 per share, for an aggregate of approximately $1.0 million at the time of the issuance (the “Levy Restricted Stock”) to Mr. Levy. 25% of the Levy Restricted Stock vested on the first anniversary of the grant date and the remainder of the Levy Restricted Stock vested in equal monthly installments thereafter. Vesting of the Levy Restricted Stock was subject to Mr. Levy’s continued service as consultant pursuant to the Levy Consulting Agreement. In February 2023, Mr. Levy, along with certain other USBTC stockholders, entered into a letter agreement with USBTC related to the forfeiture to USBTC of unvested USBTC restricted common stock (see “—Cancellation of Restricted Stock”). In addition, USBTC paid Mr. Levy a cash payment of approximately $0.8 million for purposes of enabling Mr. Levy to satisfy his tax obligations in connection with the grants of common stock.

Groussman Consulting Agreement

In March 2021, USBTC entered into a consulting agreement (the “Groussman Consulting Agreement”) with Mrs. Groussman. Pursuant to the Groussman Consulting Agreement, Mrs. Groussman was expected to serve as a strategic consultant to USBTC and introduce potential business opportunities to USBTC. In exchange for services to be provided under the Groussman Consulting Agreement, Mrs. Groussman received initial compensation of 1,000 shares of USBTC’s common stock valued at $273.81 per share, for an aggregate of approximately $0.3 million at the time of the issuance. In July 2021, USBTC and Mrs. Groussman terminated the Groussman Consulting Agreement given the services under the Groussman Consulting Agreement had not been performed and Mrs. Groussman forfeited the equity compensation received under the Groussman Consulting Agreement.

Anaya Consulting Agreement

In December 2020, USBTC entered into a consulting agreement (the “Anaya Consulting Agreement”) with Anaya. Pursuant to the Anaya Consulting Agreement, Anaya was expected to serve as a strategic consultant to USBTC and introduce potential business opportunities to USBTC. In exchange for services to be provided under the Anaya Consulting Agreement, Anaya was entitled to initial compensation of 4,500 shares of USBTC’s common stock and an additional 8,250 shares of USBTC’s restricted common stock, which vested in January 2021. The shares were valued at $5.00 per share, for an aggregate of $63,750 at the time the Anaya Consulting Agreement was executed. In October 2021, USBTC and Anaya terminated the Anaya Consulting Agreement given the services under the Anaya Consulting Agreement had not been performed and Anaya forfeited its right to the equity compensation it was entitled to under the Anaya Consulting Agreement.

Amended and Restated Investors’ Rights Agreement

USBTC and certain investors (the “Series A Investors”) entered into an Investors’ Rights Agreement (the “Original IRA”) in March 2021 in connection with such investors initial investment in USBTC. In connection with and as partial consideration for certain additional investors (the “Series B Investors”) entering into subscription agreements with USBTC to purchase shares of Series B Preferred Stock, the Series B Investors along with the Series A Investors, desired to amend and restate the Original IRA and enter into an Amended and Restated Investors’ Rights Agreement in August 2021 (the “A&R IRA”). Series B-1 investors who previously were not existing stockholders joined the A&R IRA in connection with their investment in USBTC. The A&R IRA provided for, among other things, certain rights relating to the registration of such holders’ common stock, including shares issuable upon conversion of preferred stock, the right to receive certain information from USBTC, and a right of first offer with respect to any proposed offer or sale by USBTC of any new securities. The A&R IRA, including the registration rights granted thereunder, terminated immediately prior to the consummation of the Business Combination.

Stockholders Agreement

In August 2021, USBTC entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) by and among USBTC and certain of its stockholders, with other stockholders joining the Stockholders’ Agreement thereafter from time to time upon their investment in USBTC. The Stockholders’ Agreement contained restrictions on stockholders’ ability to transfer shares of USBTC. In addition, the Stockholders’ Agreement contained a customary drag-along right provision should USBTC or certain stockholders approve the sale of USBTC. Further, pursuant to the Stockholders’ Agreement, each stockholder agreed to vote, or cause to be voted, all shares owned by such stockholder, or over which such stockholder has voting control, in whatever manner necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the USBTC Board: (a) as the Common Directors (as defined therein), three individuals designated by Michael Ho, Chief Executive Officer, subject to the approval of the JHS Designee (as defined below), who, immediately prior to the Business Combination, were Michael Ho, Asher Genoot and Jonathan Koch, (b) as the Series A Preferred Director (as defined therein), one individual designated from time to time by JHS Bitcoin Mining LLC (the “JHS Designee”) for so long as JHS Bitcoin Mining LLC continued to beneficially own shares of preferred stock, which individual was initially determined to be and, immediately prior to the Business Combination, still was E. Stanley O’Neal; and (c) as the Mutual Director (as defined therein), one individual not otherwise an affiliate of USBTC or of any stockholder who is unanimously approved by the other members of the USBTC Board. Pursuant to a subsequent letter agreement among USBTC, Michael Ho and NOGRA described below, one of Michael Ho’s three Common Director designees was to be designated by NOGRA. The Stockholders’ Agreement, including the provisions regarding USBTC Board composition, terminated immediately prior to the consummation of the Business Combination.

Letter Agreement

Contemporaneous with NOGRA’s investment in USBTC’s Series B Preferred Stock, NOGRA, USBTC and Michael Ho, in his role as Chief Executive Officer of USBTC, entered into a letter agreement (the “Letter Agreement”) granting certain rights to NOGRA. Pursuant to the Letter Agreement, USBTC and Michael Ho agreed that one of the three Common Directors (as defined in the Stockholders’ Agreement) designations shall be a designee selected by NOGRA (the “NOGRA Common Director”) and was to be elected as one of the directors of USBTC. The Letter Agreement terminated upon consummation of the Business Combination, at which time the obligation to nominate and elect the NOGRA Common Director terminated.

Management Rights Letter Agreement

Contemporaneous with JHS’s investment in the USBTC’s Series A Preferred Stock, JHS and USBTC entered into a management rights letter agreement (the “Management Rights Letter Agreement”) granting certain rights to JHS. Pursuant to the Management Rights Letter Agreement, JHS was entitled to examine the books and records of USBTC, inspect its facilities and request financial information regarding the general status of USBTC’s financial conditions and operations. In addition, to the extent JHS was not represented on USBTC’s board of directors, JHS was entitled to (i) consult with, advise, and meet regularly with management of USBTC on significant business issues, such as proposed annual operating plans, and (ii) additional access to information to remain informed on USBTC’s general progression. JHS was represented on the board of directors by virtue of the JHS Designee (as defined above). The Management Rights Letter Agreement terminated upon consummation of the Business Combination.

Right of First Refusal Agreement

Contemporaneous with JHS’s investment in the USBTC’s Series A Preferred Stock, JHS, USBTC, Michael Ho and Asher Genoot entered into a right of first refusal agreement (the “ROFR Agreement”) granting certain rights to USBTC and JHS. Pursuant to the ROFR Agreement, the USBTC maintained a right of first refusal with respect to any proposed transfer of USBTC securities by Mr. Ho and/or Mr. Genoot (the “Primary ROFR”). To the extent USBTC did not exercise its right of first refusal or only exercised it in part, JHS maintained a secondary right of first refusal with respect to any such securities (the “Secondary ROFR”). As described below, in connection with the Merger Consent Approval Transfer, neither USBTC nor JHS exercised its right of first refusal under the ROFR Agreement. The ROFR Agreement terminated upon consummation of the Business Combination.

The Merger Consent Approval Transfer

As described in our registration statement on Form S-4 (File No. 333-269738), filed with the SEC and declared effective on November 9, 2023 (the “Registration Statement”), the USBTC board of directors determined that the Merger (as defined in the Registration Statement) and the other transactions contemplated by the Merger were advisable and were fair and in the best interests of USBTC and the USBTC stockholders. Pursuant to the USBTC fourth amended and restated articles of incorporation, USBTC was required to obtain the USBTC Stockholder Approval in connection with the Merger.

In connection with USBTC’s execution of the Business Combination Agreement, it was necessary to have Jordan Levy and Germano, along with all other shareholders that they beneficially control, which includes JHS and MGG Strategic SICAF SIF and collectively represented 18.2% of USBTC’s outstanding voting power as of October 27, 2023, enter into the USBTC Stockholder Support Agreement.

The USBTC board of directors discussed various alternatives that were proposed by JHS and Germano that would secure their entry into the USBTC Stockholder Support Agreement (which agreements are necessary for the Merger to proceed), and ultimately, in consideration for Germano’s and JHS’s agreement to enter into the USBTC Stockholder Support Agreement, Asher Genoot and Michael Ho, in their capacity as USBTC stockholders, agreed to transfer (the “Merger Consent Approval Transfer”) an aggregate of the lesser of (i) 2,289,305 shares of USBTC common stock and (ii) the number of shares of USBTC that is a product of a formula based on the volume-weighted average price of Hut 8 common stock for a period of twenty trading days following the announcement of the entry into the Business Combination Agreement (the “Merger Consent Approval Transfer Shares”) to Germano. If the aforementioned formula resulted in a negative amount, then no shares of USBTC common stock would be transferred.

Pursuant to the ROFR Agreement, USBTC had its Primary ROFR to purchase all or any portion of the Merger Consent Approval Transfer Shares and JHS had its Secondary ROFR to purchase all or any of the Merger Consent Approval Transfer Shares not purchased by USBTC pursuant to the Primary ROFR. In addition, pursuant to the Stockholders’ Agreement, subject to certain exceptions set forth therein, Mr. Ho and Mr. Genoot were restricted from transferring USBTC securities except with approval by the USBTC board of directors. In accordance with the ROFR Agreement, Mr. Ho and Mr. Genoot provided notice of, and the terms of, the Merger Consent Approval Transfer to USBTC and JHS.

The USBTC board of directors determined that the Merger Consent Approval Transfer was necessary in connection with obtaining the USBTC Stockholder Support Agreement from JHS and Germano, which was necessary for the Merger to proceed, and as a result, in the best interests of the USBTC stockholders to (i) waive the Primary ROFR with respect to the Merger Consent Approval Transfer and (ii) approve the Merger Consent Approval Transfer in accordance with the Stockholders’ Agreement. As a result, USBTC waived its Primary ROFR with respect to the Merger Consent Approval Transfer and consented to the Merger Consent Approval Transfer. JHS also waived the Secondary ROFR with respect to the Merger Consent Approval Transfer.

Subsequent to agreeing to the Merger Consent Approval Transfer, the thresholds under the trading period were not met. Accordingly, no shares were required to be transferred.

Cancellation of Restricted Stock

In February 2023, in connection with the Business Combination, USBTC entered into a letter agreement with certain USBTC stockholders, including Mr. Ho and Mr. Levy, pursuant to which such USBTC stockholders forfeited to USBTC an aggregate of 1,441,912 shares of unvested USBTC restricted common stock, including 1,048,912 shares of unvested USBTC restricted common stock held by Mr. Ho. The unvested USBTC restricted common stock was forfeited as a result of discussions with Legacy Hut to realign on conceptually agreed mechanics of the Business Combination. In November 2023, the USBTC restricted common stock that was forfeited was reissued to such individuals as USBTC common stock.

Approval of Secondary Transfer by Asher Genoot

On April 30, 2023, Asher Genoot transferred 1,493,932 shares of USBTC common stock to an unrelated accredited investor (as such term is defined in Regulation D under the Securities Act) at a price of $3.358 per share. In accordance with the ROFR Agreement, Mr. Genoot provided notice of, and the terms of, the proposed transfer to USBTC and JHS. In connection with Mr. Genoot’s transfer, USBTC waived its Primary ROFR and consented to the transfer pursuant to the Stockholders’ Agreement. JHS also waived its Secondary ROFR with respect to the transfer.

Hut 8 Related Party Transactions

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the “Executive Officer and Director Compensation” section of this proxy statement, there have been no transactions since the Business Combination to which we were a party or will be a party, in which (i) the amounts involved exceeded or will exceed $120,000; and (ii) any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Director and Officer Indemnification and Insurance

We have entered into indemnification agreements with all of our directors and executive officers and purchased directors’ and officers’ liability insurance. The indemnification agreements and our bylaws require us to indemnify our directors and officers to the fullest extent permitted by applicable law.

Our Policy Regarding Related Party Transactions

Our board of directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interest (or the perception thereof). Our board of directors has adopted a written policy on transactions with related persons that aligns with the requirements for companies listed on Nasdaq and the TSX. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, that meets the disclosure requirements set forth in Item 404 of Regulation S-K under the Securities Act, in which we were or are to be a participant and in which a “related person,” as defined in Item 404, had, has or will have a direct or indirect material interest.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table presents aggregate fees billed to us for services rendered by our principal accountant for the six months ended December 31, 2023 and the 12 months ended June 30, 2023 and 2022:

	Six Months Ended	Twelve Months Ended	Six Months Ended
(in thousands)	December 31, 2023	June 30, 2023	June 30, 2022
Audit Fees (1)
Raymond Chabot Grant Thornton LLP	$1,065.2	$—	$—
RSM US LLP	50.0	245.0	190.0
Audit-Related Fees (2)
Raymond Chabot Grant Thornton LLP	190.7	—	—
RSM US LLP	387.5	275.0	—
Tax Fees	—	—	—
Other Fees (3)
Raymond Chabot Grant Thornton LLP	69.8	—	—
RSM US LLP	42.1	23.3	—
Total	$1,798.3	$543.3	$190.0

(1)	Represents fees billed for professional services provided in connection with the audit for the years ended June 30, 2023 and 2022 and review of the three months ended September 30, 2023 completed by our predecessor auditor RSM US LLP. The audit for the six months ended December 31, 2023 was completed by our current auditor Raymond Chabot Grant Thornton LLP.
(2)	Represents fees billed for professional services provided in connection with the Business Combination, including the Form S-4 filings, by RSM US LLP and Raymond Chabot Grant Thornton LLP.
(3)	Represents admin fees charged by RSM US LLP and Raymond Chabot Grant Thornton LLP.

Audit Committee Pre-Approval

Since our Business Combination, all services performed by Raymond Chabot Grant Thornton LLP for us and our subsidiaries have been pre-approved by the audit committee. The audit committee is required to pre-approve all audit and non-audit services performed by Raymond Chabot Grant Thornton LLP to ensure that the provision of such services does not impair the public accounting firm’s independence.

AUDIT COMMITTEE REPORT

The audit committee is responsible primarily for assisting the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Company and its subsidiaries. The committee assists in the board of directors’ oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent auditors’ qualifications and independence, and the performance of the Company’s independent auditors and the Company’s internal audit function.

The Company’s management is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting, and procedures that are reasonably designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, Raymond Chabot Grant Thorton LLP, is responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The audit committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements or disclosures.

The audit committee has reviewed and discussed the audited financial statements for the six months ended December 31, 2023 with the Company’s management and with Raymond Chabot Grant Thorton. The audit committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission.

The audit committee has received the written disclosures and the letter from Raymond Chabot Grant Thorton LLP required by applicable requirements of the PCAOB regarding auditor communications with the audit committee concerning independence, and has discussed with Raymond Chabot Grant Thorton LLP its independence.

Based on such review and discussions, the audit committee recommended to the Company’s board of directors that the financial statements referred to above be included in the Transition Report on Form 10-K for the six months ended December 31, 2023.

Audit Committee

Joseph Flinn (Chair)

Mayo Shattuck III

E. Stanley O’Neal

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Stockholder proposals intended to be presented at the 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”), pursuant to Exchange Act Rule 14a-8 must be delivered to the Secretary at our principal executive offices no later than December 27, 2024 in order to be included in our proxy materials for that meeting. Such proposals must also comply with all applicable provisions of Exchange Act Rule 14a-8 and our bylaws.

Under our bylaws, stockholder proposals submitted for consideration at any annual meeting of stockholders, but not submitted for inclusion in our proxy materials pursuant to Exchange Act Rule 14a-8, including nominations for candidates for election as directors, must be delivered to our Corporate Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. Accordingly, stockholder proposals and nominations under our bylaws must be delivered no earlier than February 21, 2025, and no later than March 23, 2025. However, if the annual meeting occurs more than 30 days before or more than 70 days after this anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company.

To be timely for purposes of Rule 14a-19 of the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19, which must be received in accordance with the requirements of our bylaws as described above.

Stockholder proposals and nominations must include all required information concerning the stockholder and the proposal or nominee set forth in our bylaws.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V47958-P11565 HUT 8 CORP. HUT 8 CORP. 1101 BRICKELL AVE., SUITE 1500 MIAMI, FL 33131 1. Election of Directors to serve until our 2025 Annual Meeting of Stockholders Nominees: The Board of Directors recommends you vote FOR the following: NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1b. Asher Genoot 1c. Michael Ho 1d. E. Stanley O'Neal 1e. Carl J. Rickertsen 1f. Mayo Shattuck III 1g. William Tai 1h. Amy Wilkinson 1a. Joseph Flinn ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 20, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HUT2024 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 20, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V47959-P11565 HUT 8 CORP. ANNUAL MEETING OF STOCKHOLDERS JUNE 21, 2024 AT 10:00 A.M. EASTERN TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Asher Genoot and William Tai, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Hut 8 Corp. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Time on June 21, 2024, at www.virtualshareholdermeeting.com/HUT2024, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. CONTINUED AND TO BE SIGNED ON REVERSE SIDE